Exhibit 99.1

VINCE HOLDING CORP. REPORTS FOURTH QUARTER AND FISCAL YEAR 2021 RESULTS

NEW YORK, New York – April 29, 2022 – Vince Holding Corp. (NYSE:VNCE), a leading global contemporary group (“Vince” or the “Company”), today reported its financial results for the fourth quarter and fiscal 2021 ended January 29, 2022.

In this press release, the Company is presenting its historical financial results in conformity with U.S. generally accepted accounting principles ("GAAP") as well as on an "adjusted" basis.  Adjusted results presented in this press release are non-GAAP financial measures.  See "Non-GAAP Financial Measures" below for more information about the Company's use of non-GAAP financial measures and Exhibit 3 to this press release for a reconciliation of GAAP measures to such non-GAAP measures.

Highlights for the fourth quarter ended January 29, 2022:

•

Net sales increased 32.4% to $99.0 million as compared to $74.8 million in the same period last year reflecting a 25.6% increase in Vince brand sales and a 121.3% increase in Rebecca Taylor and Parker.

•	Gross margin rate was 44.0% compared to 36.9% in the same period last year.
•	Income from operations was $1.8 million compared to a loss from operations of $3.9 million in the same period last year.
•	Net loss was $2.7 million or $(0.23) per share compared to a net loss of $7.4 million or $(0.62) per share in the same period last year.

Jack Schwefel, Chief Executive Officer, commented, “Although there are currently many headwinds beyond our control, we are very encouraged with the ongoing strength in our Vince brand. We have a solid foundation with strong brand equity and deep customer connections, which we will continue to leverage to further expand awareness and drive long-term growth. As we head into 2022, while we remain focused on executing our strategies including the expansion of our omni-channel capabilities, digital transformation and growing our men’s and international businesses, we will continue to employ measures to mitigate the impact of supply chain challenges and cost inflation by pulling forward inventory and instituting additional prices increases. Longer term, we continue to see ample opportunity to grow our brands and look forward to driving market share gains as we capitalize on the increasing white space in the contemporary luxury category.”

For the fourth quarter ended January 29, 2022:

•	Total Company net sales increased 32.4% to $99.0 million compared to $74.8 million in the fourth quarter of fiscal 2020.
•

Gross profit was $43.6 million, or 44.0% of net sales, compared to gross profit of $27.6 million, or 36.9% of net sales, in the fourth quarter of fiscal 2020. The increase in the gross margin rate was primarily due to lower year-over-year adjustments to inventory reserves and lower promotional activity in the direct-to-consumer channel, partially offset by higher freight costs.

•

Selling, general, and administrative expenses, were $41.8 million, or 42.2% of sales, compared to $31.5 million, or 42.1% of sales, in the fourth quarter of fiscal 2020. The increase in SG&A dollars was primarily the result of higher payroll and compensation expense, increased investments in marketing, as well as higher occupancy costs due to landlord rent concessions received in the prior year.
•	Income from operations was $1.8 million compared to a loss from operations of $3.9 million in the same period last year.
•

Income tax expense was $2.8 million as a result of an annual non-cash deferred tax expense created by the amortization of indefinite-lived goodwill and intangible assets for tax but not for book purposes.

•	Net loss was $2.7 million or $(0.23) per share compared to a net loss of $7.4 million or $(0.62) per share in the same period last year.
•	The Company ended the quarter with 86 company-operated Vince and Rebecca Taylor stores, a net increase of 15 stores since the fourth quarter of fiscal 2020.

Vince Fourth Quarter Highlights

•	Net sales increased 25.6% to $87.3 million as compared to the fourth quarter of fiscal 2020.
•	Wholesale segment sales increased 10.4% to $43.2 million compared to the fourth quarter of fiscal 2020.
•	Direct-to-consumer segment sales increased 45.2% to $44.1 million compared to the fourth quarter of fiscal 2020.
•	Income from operations excluding unallocated corporate expenses was $15.9 million compared to income of $12.0 million in the same period last year.

Rebecca Taylor and Parker Fourth Quarter Highlights

•	Net sales increased 121.3% to $11.7 million as compared to the fourth quarter of fiscal 2020.
•	Loss from operations was $1.3 million compared to a loss from operations of $5.0 million in the same period last year.

Net Sales and Operating Results by Segment:

	Three Months Ended
	January 29,	January 30,
(in thousands)	2022	2021(1)
Net Sales:
Vince Wholesale	$43,212	$39,139
Vince Direct-to-consumer	44,084	30,368
Rebecca Taylor and Parker	11,731	5,301
Total net sales	$99,027	$74,808

Income (loss) from operations:
Vince Wholesale	$11,475	$11,833
Vince Direct-to-consumer	4,391	177
Rebecca Taylor and Parker	(1,258)	(5,007)
Subtotal	14,608	7,003
Unallocated corporate(2)	(12,793)	(10,921)
Total income (loss) from operations	$1,815	$(3,918)

(1) Beginning with the fourth quarter of fiscal 2021, the Company changed the allocation methodology for certain corporate operational expenses between the Vince Wholesale and Vince Direct-to-consumer segments. The prior period has been updated to conform to the current allocation methodology. These changes did not impact the Company’s previously reported consolidated financial results.

(2) Unallocated corporate expenses are related to the Vince brand and are comprised of selling, general and administrative expenses attributable to corporate and administrative activities (such as marketing, design, finance, information technology, legal and human resource departments), and other charges that are not directly attributable to the Company’s Vince Wholesale and Vince Direct-to-consumer reportable segments.

For the fiscal year ended January 29, 2022:

•	Total Company net sales increased 46.8% to $322.7 million compared to $219.9 million in fiscal year 2020.
•

Gross profit was $146.6 million, or 45.4% of net sales, compared to gross profit of $88.6 million, or 40.3% of net sales, in fiscal 2020. The increase in the gross margin rate was primarily due to lower year-over-year adjustments to inventory reserves and lower promotional activity in the direct-to-consumer channel, partially offset by higher freight costs.

•

Selling, general, and administrative expenses, were $146.1 million, or 45.3% of sales, compared to $122.8 million, or 55.9% of sales, in fiscal 2020. The increase in SG&A dollars was primarily the result of higher payroll and compensation expense, increased investments in marketing, as well as higher occupancy costs due to landlord rent concessions received in the prior year.

•

Operating income was $0.5 million compared to operating loss of $61.1 million in fiscal 2020. Excluding non-cash asset impairment charges, adjusted operating loss was $34.2 million in fiscal 2020. Please refer to Exhibit 3 for a reconciliation of GAAP measures to non-GAAP measures.

•

Income tax expense was $4.6 million as a result of an annual non-cash deferred tax expense created by the amortization of indefinite-lived goodwill and intangible assets for tax but not for book purposes.

•

Net loss was $12.7 million or $(1.07) per share compared to a net loss of $65.6 million or $(5.58) per share in the same period last year. Net loss in fiscal 2021 includes $1.5 million of expense related to the termination of the 2018 Term Loan Facility. Excluding non-cash asset impairment charges and a TRA adjustment of $2.3 million, adjusted net loss was $41.1 million in fiscal 2020.

Vince

•	Net sales increased 47.6% to $283.5 million as compared to fiscal 2020.
•	Wholesale segment sales increased 39.8% to $147.8 million as compared to fiscal 2020.
•	Direct-to-consumer segment sales increased 57.2% to $135.7 million as compared to fiscal 2020.
•

Income from operations excluding unallocated corporate expenses was $56.7 million compared to income of $9.3 million in the same period last year. Fiscal 2020 includes non-cash asset impairment charges of $11.7 million.

Rebecca Taylor and Parker

•	Net sales increased 40.8% to $39.1 million as compared to fiscal 2020.
•	Loss from operations was $9.2 million compared to a loss from operations of $16.1 million in the same period last year. Fiscal 2020 includes non-cash asset impairment charges of $1.7 million.

Net Sales and Operating Results by Segment:

	Fiscal Year
(in thousands)	2021	2020 (1)
Net Sales:
Vince Wholesale	$147,817	$105,737
Vince Direct-to-consumer	135,720	86,326
Rebecca Taylor and Parker	39,146	27,807
Total net sales	$322,683	$219,870

Income (loss) from operations:
Vince Wholesale	$45,839	$34,462
Vince Direct-to-consumer	10,873	(25,137)
Rebecca Taylor and Parker	(9,213)	(16,112)
Subtotal	47,499	(6,787)
Unallocated corporate(2)	(47,016)	(54,293)
Total income (loss) from operations	$483	$(61,080)

(1) Beginning with the fourth quarter of fiscal 2021, the Company changed the allocation methodology for certain corporate operational expenses between the Vince Wholesale and Vince Direct-to-consumer segments. The prior period has been updated to conform to the current allocation methodology. These changes did not impact the Company’s previously reported consolidated financial results.

(2) Unallocated corporate expenses are related to the Vince brand and are comprised of selling, general and administrative expenses attributable to corporate and administrative activities (such as marketing, design, finance, information technology, legal and human resource departments), and other charges that are not directly attributable to the Company’s Vince Wholesale and Vince Direct-to-consumer reportable segments.

Balance Sheet

At the end of the fourth quarter of fiscal 2021, total borrowings under the Company’s debt agreements totaled $92.7 million and the Company had $40.6 million of excess availability under its revolving credit facility.

Net inventory at the end of the fourth quarter of fiscal 2021 was $78.6 million compared to $68.2 million at the end of the fourth quarter of fiscal 2020. The Company remains comfortable with the current composition of inventory in both level and assortment.

During the year ended January 29, 2022, the Company issued and sold 17,134 shares of common stock under the ATM program for aggregate net proceeds of $150, at an average price of $8.75 per share.  Additional shares remain available under the program and proceeds will be used as sources, along with cash from operations, to fund future growth.

2021 Fourth Quarter Earnings Conference Call

A conference call to discuss fourth quarter and fiscal year 2021 results will be held today, April 29, 2022, at 8:30 a.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Jack Schwefel, and Chief Financial Officer, David Stefko. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (844) 200-6205, conference ID 685474. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company has provided, with respect to financial results relating to twelve months ended January 30, 2021, adjusted operating income (loss), adjusted income (loss) before income taxes, adjusted income taxes, adjusted net income (loss) and adjusted earnings (loss) per share, which are non-GAAP measures, in order to eliminate the effect of non-cash asset impairment charges and the TRA adjustment. The Company believes that the presentation of these non-GAAP measures facilitates an understanding of the Company's continuing operations without the impact associated with the aforementioned items.  While these types of events can and do recur periodically, they are excluded from the indicated financial information due to their impact on the comparability of earnings across periods.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  A reconciliation of GAAP to non-GAAP results has been provided in Exhibit 3 to this press release.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global contemporary group, consisting of three brands: Vince, Rebecca Taylor and Parker. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Known for its range of luxury products, Vince offers women’s and men’s ready-to-wear, footwear and accessories through 51 full-price retail stores, 18 outlet stores, and its e-commerce site, vince.com and through its subscription service Vince Unfold, www.vinceunfold.com, as well as through premium wholesale channels globally. Rebecca Taylor, founded in 1996 in New York City, is a high-end women’s contemporary womenswear line lauded for its signature prints, romantic detailing, and vintage inspired aesthetic reimagined for a modern era. The Rebecca Taylor collection is available at 18 retail stores, through our e-commerce site at rebeccataylor.com and through its subscription service Rebecca Taylor RNTD, www.rebeccataylorrntd.com, as well as through major department and specialty stores in the US and select international markets. Parker, founded in 2008 in New York City, is a contemporary women’s fashion brand that is trend focused.  Please visit www.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to realize the benefits of our strategic initiatives, including our ability to successfully implement and execute our omni-channel and customer strategies; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; the impact of the novel coronavirus (COVID-19) pandemic on our business, results of operations and liquidity; general economic conditions; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our current and future licensing arrangements; our ability to continue having the liquidity necessary to service our debt, meet contractual payment obligations, and fund our operations; further impairment of our goodwill and indefinite-lived intangible assets; the execution and management of our retail store growth plans; our ability to make lease payments when due; our ability to maintain our larger wholesale partners; the loss of certain of our wholesale partners; the expected effects of the acquisition of the Acquired Businesses on the Company; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to comply with domestic and international laws, regulations and orders; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; our ability to keep a strong brand image; our ability to attract and retain key personnel; our ability to protect our trademarks in the U.S. and internationally; seasonal and quarterly variations in our revenue and income; our ability to mitigate system security risk issues, such as cyber or malware attacks, as well as other major system failures; ; our ability to optimize our systems, processes and functions; our ability to comply with privacy-related obligations; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; fluctuations in the price, availability and quality of raw materials; commodity, raw material and other cost increases; the extent of our foreign sourcing; our reliance on independent manufacturers; other tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under “Item 1A—Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Jean Fontana, 646-277-1214
Jean.fontana@icrinc.com

Vince Holding Corp. and Subsidiaries	Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended		Fiscal Year
	January 29,	January 30,	January 29,	January 30,
	2022	2021	2022	2021
Net sales	$99,027	$74,808	$322,683	$219,870
Cost of products sold	55,451	47,205	176,113	131,273
Gross profit	43,576	27,603	146,570	88,597
as a % of net sales	44.0%	36.9%	45.4%	40.3%
Impairment of goodwill and intangible assets	—	—	—	13,848
Impairment of long-lived assets	—	—	—	13,026
Selling, general and administrative expenses	41,761	31,521	146,087	122,803
as a % of net sales	42.2%	42.1%	45.3%	55.9%
Income (loss) from operations	1,815	(3,918)	483	(61,080)
as a % of net sales	1.8%	(5.2)%	0.1%	(27.8)%
Interest expense, net	1,764	1,701	8,606	5,007
Other income, net	—	—	—	(2,304)
Income (loss) before income taxes	51	(5,619)	(8,123)	(63,783)
Provision for income taxes	2,758	1,753	4,581	1,866
Net loss	$(2,707)	$(7,372)	$(12,704)	$(65,649)
Loss per share:
Basic loss per share	$(0.23)	$(0.62)	$(1.07)	$(5.58)
Diluted loss per share	$(0.23)	$(0.62)	$(1.07)	$(5.58)
Weighted average shares outstanding:
Basic	11,962,787	11,804,027	11,902,307	11,769,689
Diluted	11,962,787	11,804,027	11,902,307	11,769,689

Vince Holding Corp. and Subsidiaries	Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	January 29,	January 30,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$1,056	$3,777
Trade receivables, net	29,948	31,878
Inventories, net	78,564	68,226
Prepaid expenses and other current assets	5,804	6,703
Total current assets	115,372	110,584
Property and equipment, net	17,117	17,741
Operating lease right-of-use assets	92,677	91,982
Intangible assets, net	75,835	76,491
Goodwill	31,973	31,973
Other assets	4,253	4,173
Total assets	$337,227	$332,944

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$46,722	$40,216
Accrued salaries and employee benefits	6,244	4,231
Other accrued expenses	13,226	15,688
Short-term lease liabilities	22,700	22,085
Current portion of long-term debt	2,625	—
Total current liabilities	91,517	82,220
Long-term debt	88,869	84,485
Long-term lease liabilities	94,367	97,144
Deferred income tax liability and other liabilities	6,694	2,888
Stockholders' equity	55,780	66,207
Total liabilities and stockholders' equity	$337,227	$332,944

Vince Holding Corp. and Subsidiaries	Exhibit (3)
Reconciliation of GAAP to Non-GAAP measures
(Unaudited, amounts in thousands)

	For the three months ended January 29, 2022
	As Reported (GAAP)	Long-lived Assets Impairment Charge	Goodwill and Intangibles Impairment Charge	TRA Adjustment	As Adjusted (Non-GAAP)

Income from operations	$1,815	$—	$—	$—	$1,815
Interest expense, net	1,764	—	—	—	1,764
Other (income) expense, net	—	—	—	—	—
Income before income taxes	51	—	—	—	51
Provision for income taxes	2,758	—	—	—	2,758
Net loss	$(2,707)	$—	$—	$—	$(2,707)
Loss per share	$(0.23)	$—	$—	$—	$(0.23)	(1)

	For the three months ended January 30, 2021
	As Reported (GAAP)	Long-lived Assets Impairment Charge	Goodwill and Intangibles Impairment Charge	TRA Adjustment	As Adjusted (Non-GAAP)

Loss from operations	$(3,918)	$—	$—	$—	$(3,918)
Interest expense, net	1,701	—	—	—	1,701
Other (income) expense, net	-	—	—	—	-
Loss before income taxes	(5,619)	—	—	—	(5,619)
Provision for income taxes	1,753	—	—	—	1,753
Net loss	$(7,372)	$—	$—	$—	$(7,372)
Loss per share	$(0.62)	$—	$—	$—	$(0.62)	(2)

(1) Based on weighted-average shares outstanding of 11,962,787 for the three months ended January 29, 2022, which excludes the effect of dilutive equity securities.

(2) Based on weighted-average shares outstanding of 11,804,027 for the three months ended January 30, 2021, which excludes the effect of dilutive equity securities.

	For the twelve months ended January 29, 2022
	As Reported (GAAP)	Long-lived Assets Impairment Charge	Goodwill and Intangibles Impairment Charge	TRA Adjustment	As Adjusted (Non-GAAP)

Income from operations	$483	$—	$—	$—	$483
Interest expense, net	8,606	—	—	—	8,606
Other (income) expense, net	—	—	—	—	—
Loss before income taxes	(8,123)	—	—	—	(8,123)
Provision for income taxes	4,581	—	—	—	4,581
Net loss	$(12,704)	$—	$—	$—	$(12,704)
Loss per share	$(1.07)	$—	$—	$—	$(1.07)	(3)

	For the twelve months ended January 30, 2021
	As Reported (GAAP)	Long-lived Assets Impairment Charge	Goodwill and Intangibles Impairment Charge	TRA Adjustment	As Adjusted (Non-GAAP)

Loss from operations	$(61,080)	$(13,026)	$(13,848)	$—	$(34,206)
Interest expense, net	5,007	—	—	—	5,007
Other (income) expense, net	(2,304)	—	—	(2,320)	16
(Loss) income before income taxes	(63,783)	(13,026)	(13,848)	2,320	(39,229)
Provision for income taxes	1,866	—	—	—	1,866
Net (loss) income	$(65,649)	$(13,026)	$(13,848)	$2,320	$(41,095)
(Loss) earnings per share	$(5.58)	$(1.11)	$(1.18)	$0.20	$(3.49)	(4)

(3) Based on weighted-average shares outstanding of 11,902,307 for the twelve months ended January 29, 2022, which excludes the effect of dilutive equity securities.

(4) Based on weighted-average shares outstanding of 11,769,689 for the twelve months ended January 30, 2021 which excludes the effect of dilutive equity securities.